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                                  EXHIBIT 11.1


       CALCULATION OF HISTORICAL AND PRO FORMA NET INCOME (LOSS) PER SHARE
                    (In thousands, except per share amounts)
                                   (unaudited)


                                       Three months ended     Six months ended
                                          September 30,         September 30,
                                       ------------------     -----------------
                                         1997       1996        1997      1996
                                       -------    -------     -------   -------
Net income (loss) ..................... $    95   $(1,615)    $ 3,513   $(9,189)
                                        =======   =======     =======   =======
Primary net income per share........... $  0.01
                                        =======
Historical weighted average number of
 common and common equivalent shares:
    Preferred stock....................     165
    Common stock.......................  14,472
    Dilutive common stock options .....   1,627
                                        -------
                                         16,264
                                        =======

Pro forma net income (loss)
 per share..                                      $ (0.14)    $  0.25    $(0.79)
                                                  =======     =======   =======
Pro forma weighted average number of
 common and common equivalent shares
    Preferred stock....................             3,236       1,946     3,192
    Common stock.......................             6,928      10,724     5,856
    Common stock options ..............             1,634       1,454     2,623
                                                  -------     -------   -------
                                                   11,798      14,124    11,671
                                                  =======     =======   =======




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